FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD THIRD-QUARTER RESULTS

Company Increases Fourth Quarter and 2010 Guidance

PROVO, Utah — Nov. 2, 2010 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record third-quarter results, with revenue of $383.6 million, a 15 percent improvement over the prior-year period. Quarterly revenue was positively impacted 4 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.55, a 38 percent improvement over the prior year.

“Our ageLOC anti-aging platform gives us a long-term competitive advantage with highly innovative anti-aging solutions in both skin care and nutrition,” said Truman Hunt, president and chief executive officer. “We have now rolled out the ageLOC Transformation skin care system in all of our markets and are generating strong, sustained revenue growth worldwide. We are particularly pleased with the emerging markets of South Asia/Pacific and Mainland China where we posted local currency revenue gains of 43 percent and 29 percent, respectively.”

“In September we also initiated a limited-time offer of our first ageLOC nutritional product, ageLOC Vitality, generating very encouraging results in Japan and the United States. Both markets experienced revenue trend improvements during the quarter, benefiting from distributor enthusiasm surrounding the new ageLOC Vitality product.”

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Nu Skin Enterprises, Inc.
Nov.  2, 2010

Regional Results

North Asia. Third-quarter revenue in North Asia grew 12 percent to $170.5 million, compared to $152.4 million for the same period in 2009. Revenue was positively impacted 8 percent by foreign currency fluctuations. Local-currency revenue increased 20 percent in South Korea, offsetting a 2 percent local currency decline in Japan. The number of executive and active distributors in the region was up 3 percent and 1 percent, respectively, compared to the prior year.

Americas. Third-quarter revenue in the Americas was $63.7 million, compared to $61.3 million for the prior year. Revenue in the United States improved 8 percent, offsetting local currency declines of 5 percent in Canada, and 23 percent in Latin America. The number of executive distributors in the region increased 2 percent compared to the prior year, while the number of active distributors declined 4 percent.

Greater China. Revenue in Greater China improved 16 percent to $63.3 million for the quarter, and was positively impacted 2 percent by foreign currency fluctuations. Local-currency revenue in Mainland China improved 29 percent, while Taiwan and Hong Kong revenue improved 8 percent and 6 percent, respectively, over the prior-year period. The executive distributor count in the region increased 16 percent and the number of active distributors improved 12 percent.

South Asia/Pacific. Revenue in South Asia/Pacific was $50.2 million for the third quarter, a 55 percent improvement over the prior year. Regional results were driven by solid performances in all markets and were positively impacted 12 percent by foreign currency fluctuations. The region’s third-quarter executive count improved 35 percent, while the active distributor count increased 13 percent.

Europe. Third-quarter revenue in Europe was $35.7 million, a 6 percent improvement over the prior year. Results in the region were negatively impacted approximately 9 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 11 percent and 10 percent, respectively, compared to the prior year.

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Nu Skin Enterprises, Inc.
Nov.  2, 2010

Operational Performance

The company’s operating margin improved to 13.8 percent, compared to 12.3 percent in the prior year. Gross margin also improved during the quarter to 82.1 percent, representing a 70 basis-point improvement, primarily as a result of sales of higher-margin products and stronger foreign currencies against the U.S. dollar. Selling expenses, as a percent of revenue, were 42.3 percent, a 30 basis-point increase over the prior year. General and administrative expenses, as a percent of revenue, were 25.9 percent, a 90 basis-point improvement over the prior year as the company continues to leverage revenue growth to improve profitability.

The company’s income tax rate for the quarter was 32.4 percent, consistent with the prior year period. Dividend payments during the quarter were $7.7 million and the company repurchased $10.7 million of its outstanding shares.

Outlook

“Given our strong performance, we are on pace to post another year of record revenue and earnings,” said Hunt. “We are creating healthy growth with our ageLOC anti-aging platform, generating solid gains in our global business and making steady improvements in operational efficiency.

“The catalyst for our growth over the past few years has been the infusion of ageLOC anti-aging science into our skin care line. We are now taking the battle against aging ‘inside’ with the introduction of ageLOC Vitality. Recognizing that one of the first signs of aging is diminished energy levels, ageLOC Vitality is scientifically formulated to promote healthy gene activity associated with youthful energy production. The initial reaction to our limited-time offering of ageLOC Vitality was very promising, and we look forward to broadening distribution during the fourth quarter,” concluded Hunt.

“We are raising our 2010 projected revenue and earnings per share guidance to $1.52 to $1.53 billion and $2.04 to $2.07, respectively,” said Ritch Wood, chief financial officer. “We expect currency to benefit revenue about 1 to 2 percent in the fourth quarter and project revenue in the $388 to $398 million range with earnings per share in the $0.51 to $0.54 range. On November 18, we will be hosting our annual investor day and look forward to providing more detail on our business plans as well as our 2011 financial projections,” concluded Wood.

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Nu Skin Enterprises, Inc.
Nov.  2, 2010

The company’s management will host a webcast with the investment community on Nov. 2 at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Nov. 19.

The Company

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. Nu Skin’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC portfolio of skin care products including ageLOC Future Serum and the ageLOC Edition Galvanic Spa® System II, as well as Tru Face® Essence Ultra and LifePak® Nano. A global direct selling company, Nu Skin operates in 50 markets worldwide and has more than 785,000 independent sales representatives. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies, development and launch of new products, and other innovation efforts; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) challenging economic conditions globally; (b) the risks of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (c) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market;

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Nu Skin Enterprises, Inc.
Nov.  2, 2010

(d) an increase in complaints and general inquiries to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to the company’s business if such increase results in further regulatory scrutiny; (e) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner;  (f) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (g) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any failure of the implementation of business transformation initiatives to reduce overhead and drive growth, and any negative impact of such initiatives on the company’s ability to effectively manage its operations; (i) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (j) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; and (k) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Nov. 2, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$170,537	$152,427
Americas	63,721	61,312
Greater China	63,337	54,415
South Asia/Pacific	50,247	32,329
Europe	35,711	33,759
Total revenue	383,553	334,242

Cost of sales	68,755	62,108

Gross profit	314,798	272,134

Operating expenses:
Selling expenses	162,402	140,585
General and administrative expenses	99,501	89,794
Restructuring charges	─	812
Total operating expenses	261,903	231,191

Operating income	52,895	40,943

Other income (expense), net	(674)	(2,833)
Income before provision for income taxes	52,221	38,110
Provision for income taxes	16,932	12,539

Net income	$35,289	$25,571

Net income per share:
Basic	$0.57	$0.41
Diluted	$0.55	$0.40

Weighted average common shares outstanding:
Basic	61,971	62,912
Diluted	64,065	63,885

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Nu Skin Enterprises, Inc.
Nov. 2, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$505,503	$438,957
Americas	188,564	181,968
Greater China	201,664	154,638
South Asia/Pacific	131,529	84,836
Europe	108,779	92,606
Total revenue	1,136,039	953,005

Cost of sales	201,525	176,551

Gross profit	934,514	776,454

Operating expenses:
Selling expenses	477,403	402,326
General and administrative expenses	298,938	266,824
Restructuring charges	─	11,759
Total operating expenses	776,341	680,909

Operating income	158,173	95,545

Other income (expense), net	(7,347)	(3,187)
Income before provision for income taxes	150,826	92,358
Provision for income taxes	52,105	32,832

Net income	$98,721	$59,526

Net income per share:
Basic	$1.58	$0.94
Diluted	$1.53	$0.93

Weighted average common shares outstanding:
Basic	62,443	63,108
Diluted	64,584	63,803

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Nu Skin Enterprises, Inc.
Nov. 2, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$197,627	$158,045
Accounts receivable	29,132	22,513
Inventories, net	118,283	105,661
Prepaid expenses and other	58,374	51,724
	403,416	337,943

Property and equipment, net	95,416	79,356
Goodwill	112,446	112,446
Other intangible assets, net	79,311	81,968
Other assets	129,121	136,736
Total assets	$819,710	$748,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,763	$25,292
Accrued expenses	146,934	124,520
Current portion of long-term debt	38,116	35,400
	213,813	185,212

Long-term debt	107,300	121,119
Other liabilities	67,450	66,431
Total liabilities	388,563	372,762

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	250,912	232,219
Treasury stock, at cost	(474,123)	(433,567)
Retained earnings	720,387	645,078
Accumulated other comprehensive loss	(66,120)	(68,134)
	431,147	375,687
Total liabilities and stockholders’ equity	$819,710	$748,449

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Nu Skin Enterprises, Inc.
Nov.  2, 2010

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of September 30, 2010		As of September 30, 2009		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	322,000	14,173	318,000	13,705	1.3%	3.4%
Americas	164,000	5,540	170,000	5,442	(3.5%)	1.8%
Greater China	118,000	7,781	105,000	6,705	12.4%	16.0%
South Asia/Pacific	80,000	3,776	71,000	2,791	12.7%	35.3%
Europe	99,000	3,535	90,000	3,184	10.0%	11.0%

Total	783,000	34,805	754,000	31,827	3.8%	9.4%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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